EXHIBIT (10)(n)

SUMMARY OF THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNUAL INCENTIVE PLAN

Our annual incentive plan is the short-term component of our incentive compensation package. Under this individualized annual plan, each executive officer can earn additional cash compensation based on performance measured against short-term tactical goals that lend support to our long-term vision, goals and strategies. The plan is comprised of: a) a set of corporate performance metrics and corresponding performance measures that are common to each executive, b) a set of operational metrics and corresponding performance measures relevant to each executive’s area, and c) a subjective performance metric based upon leadership, engagement of workforce, accountability, and overall job performance.  Each metric is developed from the broad corporate goals and business strategies at the beginning of the calendar year. One or more performance measures are developed for each metric. Each performance measure is assigned a percentage weighting. The weightings of each performance measure sum up to 100%. While corporate goals and business strategies have a long-term, multi-year perspective, the metrics developed from them are short-term in perspective, focusing on the operating conditions and circumstances of a particular year. Each executive officer provides the President and CEO a set of proposed operational metrics and performance measures for each new calendar year. The President and CEO evaluates the proposed operational metrics and performance measures and makes any necessary modifications. The President and CEO presents the proposed annual metrics and performance measures for himself and all other executive officers to the Compensation Committee each new calendar year. The Compensation Committee reviews his recommendations for consistency, measurability, and equity relative to individual responsibilities and, together with their assessment of near-term Company objectives, makes any necessary adjustments to individual annual incentive plans before approving.

Once metrics, performance measures and weightings are determined, total target Annual Cash Incentive amounts are calculated for each executive officer with consideration given to our total cash compensation philosophy.

Performance levels above and below the target level of performance are also determined for each performance measure. A threshold level of performance indicates a minimum (below target) level of expected performance. A maximum level of performance indicates a higher (above target) level of expected performance. Greater incentive compensation is payable if the maximum level of performance is achieved. An incentive compensation award at the threshold level of performance is equal to 50% of the target level award. At the maximum level of performance, the incentive compensation award is equal to 150% of the target level award. When performance levels are between the threshold and maximum performance levels, the amount of incentive compensation award is interpolated. If an executive does not perform at least at a threshold level of performance with regard to any particular individual performance measure, no incentive compensation is awarded with respect to that performance measure.

Each executive officer’s performance against his or her individual annual incentive plan is reviewed by the President and CEO with the Compensation Committee following the conclusion of the calendar year. The President and CEO recommends incentive payments reflective of performance against each executive officer’s individual annual incentive plan during the calendar year. The Compensation Committee considers his recommendations, makes any appropriate adjustments and determines the amount of annual cash incentive earned by each executive. The Compensation Committee independently appraises the performance of the President and CEO, and determines his incentive award accordingly.